Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)

Tyson Foods, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(1)	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Debt	5.100% Notes due 2031	Rule 457(r)	$500,000,000	99.969%	$499,845,000	$0.0001381	$69,028.60
Fees to be Paid	Debt	5.600% Notes due 2037	Rule 457(r)	$500,000,000	99.608%	$498,040,000	$0.0001381	$68,779.33

Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$997,885,000		$137,807.93
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$137,807.93

(1)
This registration fee table shall be deemed to update the “Calculation of Filing Fee Tables” in the Company’s Registration Statement on Form S-3 (File No. 333-296632) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933.